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EXHIBIT 3.1

ARTICLES OF AMENDMENT
OF
INTERWEST BANCORP, INC.

    Pursuant to RCW 23B.10.030 and RCW 23B.10.060, the following Articles of Amendment to the Articles of Incorporation of InterWest Bancorp, Inc., are submitted for filing.

    1.  The name of the corporation is: INTERWEST BANCORP, INC.

    2.  Article I of the Articles of Incorporation is deleted in its entirety and replaced with the following:

ARTICLE I.

    The name of the corporation is Pacific Northwest Bancorp (the "corporation").

    3.  The date of adoption of the above amendment was August 17, 2000.

    4.  Shareholder action on this amendment was not required, and consequently, the amendment was adopted by the Board of Directors without shareholder approval.

    5.  These Articles of Amendment will be effective at 12:01 a.m., Pacific Standard Time, on September 1, 2000.

    IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be executed on this 21st day of August, 2000.

INTERWEST BANCORP, INC.
By:	/s/ PATRICK M. FAHEY Patrick M. Fahey, President/CEO

STATE of WASHINGTON

[Seal of the State of Washington]

SECRETARY of STATE

I, RALPH MUNRO, Secretary of State of the State of Washington and custodian of its seal, hereby issue this

CERTIFICATE OF AMENDMENT

to

INTERWEST BANCORP, INC.

a Washington Profit corporation. Articles of Amendment were filed for record in this office on the date indicated below.

Restating Articles

UBI Number: 601 591 691	Date: December 16, 1998
[Seal of the State of Washington]	Given under my hand and the Seal of the State of Washington at Olympia, the State Capital
/s/ Ralph Munro Ralph Munro, Secretary of State

RESTATED ARTICLES OF INCORPORATION OF
INTERWEST BANCORP, INC.

    Pursuant to the provisions of Title 23B of the Revised Code of Washington, the Washington Business Corporations Act ("WBCA"), the following shall constitute the Restated Articles of Incorporation of InterWest Bancorp, Inc., a Washington Corporation.

    ARTICLE I.  Name.  The name of the corporation is InterWest Bancorp, Inc. (the "corporation").

    ARTICLE II.  Duration.  The duration of the corporation is perpetual.

    ARTICLE III.  Purpose and Powers.  The nature of the business and the objects and purposes to be transacted, promoted or carried on by the corporation are to engage in the activities of a bank holding company and in any other lawful act or business for which corporations may be organized under the WBCA as now in existence or as such laws may hereafter be amended.

    ARTICLE IV.  Capital Stock.  The total number of shares of all classes of capital stock which the corporation has authority to issue is 30,000,000 shares of common stock of no par value. The consideration for the issuance of any such shares shall be paid in full before their issuance, which consideration shall be determined by the Board of Directors, subject only to any limitations imposed by law at the time of such issuance. Upon payment of such consideration in exchange for which the Board of Directors has authorized the issuance of any such shares, the shares issued shall be fully paid and nonassessable. Upon authorization by the Board of Directors, the corporation may issue its own shares in exchange for or in conversion of its outstanding shares or distribute its own shares, pro rata to its shareholders or the shareholders of one or more classes or series, to effectuate stock dividends or splits, and any such transaction shall not require consideration.

    The holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, and there shall be no right to cumulate votes for the election of directors or for any other purpose. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

    ARTICLE V.  Preemptive Rights.  Holders of the capital stock of the corporation shall not be entitled to preemptive rights with respect to any shares of the corporation which may be issued.

    ARTICLE VI.  Directors.

      A.  Number.  The corporation shall be under the direction of a Board of Directors. The number of directors shall be as stated in the corporation's bylaws, but in no event shall be fewer than five nor more than 15.

      B.  Classified Board.  After the initial one-year term, an election will be held and one-third of the directors will be elected for one-year terms, one-third of the directors will be elected for two-year terms, and the remaining directors will be elected for three-years terms. At each annual shareholders meeting held thereafter, directors shall be chosen for a term of three years to succeed those whose terms expire.

    ARTICLE VII.  Initial Directors.  The names and addresses of the persons who shall serve as the Board of Directors of the corporation until the first annual meeting of stockholders, at which time they may stand for reelection, are as follows:

Name	Address
Barney R. Beeksma	930 West Waterloo Road, Oak Harbor, WA 98277
C. Stephen Lewis	28843 7th South, Federal Way, WA 98003
Russel E. Olsen	9721 112th N.E., Kirkland, WA 98033
Vern Sims	2133 A Bassett Road, Sedro Wolley, WA 98284
Jean Gorton	213 Sea Pines Lane, Bellingham, WA 98226
Henry Koetje	2123 200th Avenue S.W., #306, Oak Harbor, WA 98277
Stephen M. Walden	1234 N. Lombardy Lane, Oak Harbor, WA 98277
Clark H. Mock	7010 80th Avenue S.E., Mercer Island, WA 98040
Michael T. Crawford	1868 Rocky Ridge Lane, Sedro Wolley, WA 98284

    ARTICLE VIII.  Removal of Directors.  Notwithstanding any other provisions of these articles of incorporation or the corporation's bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these articles of incorporation or the corporation's bylaws), any director or the entire Board of Directors may be removed only for cause and only by a majority of the directors of the corporation or by the affirmative vote of the holders of a majority of the total votes eligible to be cast at a legal meeting called expressly for such purpose. For purpose of this Article VIII, "cause" shall mean fraudulent or dishonest acts, a gross abuse of authority in discharge of duties to the corporation or acts that are detrimental or hostile to the interest of the corporation.

    ARTICLE IX.  Registered Office and Agent.  The registered office of the corporation shall be located at 1259 West Pioneer Way, Oak Harbor, Washington 98277. The initial registered agent of the corporation at such address shall be Margaret Mordhorst.

    ARTICLE X.  Approval of Certain Business Combinations.  The stockholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this section.

A.
(1)  Except as otherwise expressly provided in this Article, the affirmative vote of the holders of (i) at least 80% of the outstanding shares entitled to vote thereon (and, if any class of series or shares is entitled to vote thereon separately, the affirmative vote of the holders of at least 80% of the outstanding shares of each such class or series), and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a Related Person (as hereinafter defined), shall be required in order to authorize any of the following:

  (a)
  any merger or consolidation of the corporation with or into a Related Person (as hereinafter defined);

  (b)
  any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person;

    (c)
    any merger or consolidation of a Related Person with or into the corporation or a subsidiary of the corporation;

    (d)
    any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the corporation or a subsidiary of the corporation;

    (e)
    the issuance of any securities of the corporation or a subsidiary of the corporation to a Related Person;

    (f)
    the acquisition by the corporation or a subsidiary of the corporation of any securities of a Related Person;

    (g)
    any reclassification of the common stock of the corporation, or any recapitalization involving the common stock of the corporation;

    (h)
    any liquidation or dissolution of the corporation; and

    (i)
    any agreement, contract or other arrangement providing for any of the transactions described in this Article.

  (2)
  Such affirmative vote shall be required notwithstanding any other provision of these Articles of Incorporation, any provision of law, or any agreement with any regulatory agency or national securities exchange which might otherwise permit a lesser vote or no vote.

  (3)
  The term "Business Combination" as used in this Article shall mean any transaction which is referred to in any one or more of subparagraphs (a) through (i) above.

B.
The provisions of Part A of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by any other provision of this certificate, any provision of law, or any agreement with any regulatory agency or national securities exchange, if the Business Combination shall have been approved by two thirds of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

C.
For the purposes of this section the following definitions apply:

(1)
The term "Related Person" shall mean and include (a) any individual, corporation, partnership or other person or entity which together with its "affiliates" (as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934), "beneficially owns" (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Act of 1934) in the aggregate 10% or more of the outstanding shares of the common stock of the corporation (excluding tax-qualified benefit plans of the corporation); and (b) any "affiliate" (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of common stock of the corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise or conversion rights, warrants or options, or otherwise, shall be deemed "beneficially owned" by such Related Person.

(2)
The term "Substantial Part" shall mean more than 25% of the total assets of the corporation, as of the end of its most recent fiscal year ending prior to the time the determination is made.

(3)
The term "Continuing Director" shall mean any member of the Board of Directors of the corporation who is unaffiliated with the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a

    Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

  (4)
  The term "Continuing Director Quorum" shall mean seventy-five percent (75%) of the Continuing Directors capable of exercising the powers conferred on them.

D.
Nothing contained in this Article X shall be construed to relieve a Principal Shareholder from any fiduciary obligation imposed by law. In addition, nothing contained in the Article X shall prevent any shareholders of the corporation from objecting to any Business Combination and from demanding any appraisal rights which may be available to such shareholder.

E.
No amendment, alteration, change, or repeal of any provision of the Article X may be effected unless it is approved at a meeting of the corporation's shareholders called for that purpose. Notwithstanding any other provision of this charter, the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Voting Stock shall be required to amend, alter, change, or repeal, directly or indirectly, any provision of this Article X, provided, however, that the preceding provisions of the Part E shall not be applicable to any amendment to this Article X if such amendment receives this affirmative vote required by law and any other provisions of this charter and if such amendment has been approved by a majority of the continuing directors.

    ARTICLE XI.  Evaluation and Business Combinations.  In connection with the exercise of its judgment in determining what is in the best interests of the corporation and of the shareholders, when evaluating a Business Combination (as defined in Article X) or a tender or exchange offer, the board of directors of the corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant; (i) the social and economic effects of the transaction on the corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the corporation and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or entity and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.

    ARTICLE XII.  Limitation of Directors' Liability.  To the fullest extent permitted by Washington law, as it now exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director, except for liability of the director for acts or omissions that involve: (i) intentional misconduct by the director; (ii) a knowing violation of law by the director; (iii) conduct violating Section 23B.08.310 of the Revised Code of Washington; or (iv) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the WBCA is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the full extent permitted by the WBCA, as so amended, without any requirement or further action by stockholders. An amendment or repeal of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such amendment or repeal.

    ARTICLE XIII.  Indemnification.  The corporation shall indemnify and advance expenses to its directors, officers, agents and employees as follows:

A.
Directors and Officers.  In all circumstances and to the full extent permitted by the Washington Business Corporation Act now or hereafter in force, the corporation shall indemnify any person who is or was a director, officer or agent of the corporation and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including an action by or in the right of the corporation), by reason of the fact that he is or was an agent of the corporation, against expenses, judgements, fines and amounts paid in settlement and incurred by him in connection with such action, suit or proceeding. However, such indemnity shall not apply on account of: (a) acts or omissions of the director and officer finally adjudged to be in violation of law; (b) conduct of the director and officer finally adjudged to be in violation of RCW 23B.08.310, or (c) any transaction with respect to which it was finally adjudged that such director and officer personally received a benefit in money, property, or services to which the director was not legally entitled. The corporation shall advance expenses incurred in a proceeding for such persons pursuant to the terms set forth in a separate directors' resolution or contract.

B.
Implementation.  The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions, contracts or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts, or further arrangements shall include, but not be limited to, implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

C.
Survival of Indemnification Rights.  No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

D.
Service for Other Entities. The indemnification and advancement of expenses provided under this Article shall apply to directors, officers, employees, or agents of the corporation for both (a) service in such capacities for the corporation, and (b) service at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A person is considered to be serving an employee benefit plan at the corporation's request if such person's duties to the corporation also impose duties on, or otherwise involve services by, the director to plan or to participants in or beneficiaries of the plan.

E.
Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability under the provisions of this bylaw and Washington law.

F.
Other Rights. The indemnification provided by this section shall not be deemed exclusive of any other right to which those indemnified may be entitled under any other bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such an office, and shall continue as to a person who has cease to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

    ARTICLE XIV.  Special Meeting of Shareholders.  Special meetings of the shareholders for any purpose or purposes may be called by the president, by the Board of Directors, or by the written request of holders of not less than a majority of all the shares of the corporation entitled to vote at the meeting.

    ARTICLE XV.  Repurchase of Shares.  The corporation may from time to time, pursuant to authorization by the board of directors of the corporation and without action by the shareholders, purchase or otherwise acquire shares of any class, bonds, debentures, note, scrip, warrants, obligations, evidences of indebtedness, or other securities of the corporation in such manner, upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the corporation outstanding at the time of purchase or acquisition in question or as are imposed by law.

    ARTICLE XVI.  Amendment of Articles of Incorporation.  The corporation reserves the right to repeal, alter, amend or rescind any provision contained in the Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles II, III and IV (other than a change to the number of authorized shares in connection with a split of, or stock dividend in, the corporation's own shares, provided the corporation has only one class of shares outstanding or a change in the par value of such shares), V, VI, VIII, X, XI, XII, XIII, XIV, XV and this Article XVI of the Articles of Incorporation may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast by each separate voting group entitled to vote thereon, cast at a meeting of stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).

    ARTICLE XVII.  Incorporator.  The name and mailing address of the incorporator is as follows:

    Stephen M. Walden, 1259 West Pioneer Way, Oak Harbor, WA 98277

    These Restated Articles of Incorporation of InterWest Bancorp, Inc. do not include any new amendments to the Articles of Incorporation of InterWest Bancorp, Inc. as amended. These Restated Articles of Incorporation of InterWest Bancorp, Inc. supersede the original Articles of Incorporation of InterWest Bancorp, Inc. and all amendments thereto.

    Executed this 11th day of December, 1998.

                      INTERWEST BANCORP, INC.

                      /s/ STEPHEN M. WALDEN,

                      Stephen M. Walden,                       President

STATE OF WASHINGTON	)
	)	ss
County of Island	)

    I certify that I know or have satisfactory evidence that Stephen M. Walden is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute this instrument and acknowledged it as the President of InterWest Bancorp, Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

    DATED this 11th day of December, 1998.

/s/ KENTON LEE DALE (Signature)
Kenton Lee Dale (Print)
[SEAL]	NOTARY PUBLIC My Appointment Expires: 2/5/2000

CERTIFICATE OF CORPORATE OFFICER

    Under penalty of perjury under the laws of the State of Washington, I certify the following to be true and correct:

1.
I am the President of InterWest Bancorp, Inc.

2.
Attached are the Restated Articles of Incorporation of InterWest Bancorp, Inc.

3.
The Restated Articles of Incorporation do not include any amendments to the Articles of Incorporation of InterWest Bancorp, Inc. as previously amended.

4.
The Restated Articles of Incorporation of InterWest Bancorp, Inc supercede the original Articles of Incorporation of InterWest Bancorp, Inc. and all amendments thereto.

    DATED this 11th day of December, 1998, at Oak Harbor, Washington.

INTERWEST BANCORP, INC.
/s/ STEPHEN M. WALDEN Stephen M. Walden, President

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ARTICLES OF AMENDMENT OF INTERWEST BANCORP, INC.
ARTICLE I.
Restating Articles
RESTATED ARTICLES OF INCORPORATION OF INTERWEST BANCORP, INC.